Exhibit 10.91

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

PURCHASE AND SALE AND OPERATION AND MAINTENANCE AGREEMENT

This PURCHASE AND SALE AND OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”), is entered into as of December 23, 2008 between Hoku Solar, Inc., a Delaware corporation (“Operator”) and Hoku Solar Power I, LLC a California limited liability company  (“Owner”).

RECITALS

WHEREAS, Owner was formed for the purpose of acquiring, owning, managing, operating, and, if appropriate or desirable, selling or otherwise disposing of solar energy generation facilities in Hawaii, in particular from the System, and to engage in the business of acting as the owner of such solar energy facilities in a manner that will qualify for the energy credit under Section 48 of the Internal Revenue;

WHEREAS, Operator and Owner have entered into the Operating Agreement and Development Agreement, pursuant to which Operator has agreed to construct, install, develop and commission the System on behalf of Owner;

WHEREAS, Owner desires to purchase the System from the Operator after installation thereof pursuant to the terms hereof and the terms of the Operating Agreement;

WHEREAS, after such purchase and sale of the System, the Owner will be the owner of the System and the solar electric facilities at the Site;

WHEREAS, in fulfillment of its obligations as managing member of the Owner and in consideration of the payment of the Service Fees, Operator has agreed to operate and maintain the System on the terms and subject to the conditions of this Agreement; and

WHEREAS, Capitalized terms used and not otherwise defined herein shall have the meaning set forth in Exhibit A.

NOW, THEREFORE, in consideration of the foregoing an for other good and valuable consideration, the receipt and sufficiency of where are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1. PURCHASE AND SALE OF SYSTEM

Section 1.1           Purchase and Sale of System. The Operator hereby agrees to sell, convey and assign all of its rights, title and interest in and to the System, including, without limitation, all permits, licenses, certificates and warranties relating thereto, to the Owner by a fully-executed bill of sale upon completion of construction and installation of the System at the each of the buildings at the Site upon such schedule as set forth in Section 5.1 of the Operating Agreement.

Section 1.2           Purchase Price. The purchase price for the sale of the System shall be an amount equal to [*] (the “Purchase Price”), which is the difference between the total projected development costs of the System and the development fee payable to the Operator as developer pursuant to the Development Agreement.  The Purchase Price shall be payable by the Owner from capital contributions and deemed contributions of the members of Owner pursuant to the terms set forth in Section 5.01 of the Operating Agreement.

ARTICLE 2. SYSTEM SERVICES

Section 2.1.           Engagement of the Operator.

(a)           Engagement by Owner.  On the terms and conditions set forth in this Agreement, Owner hereby engages the Operator to perform the System Services.

(b)           Acceptance by the Operator.  On the terms and conditions set forth in this Agreement, the Operator hereby accepts the engagement referred to in subsection (a) and agrees to perform the System Services.

Section 2.2.           System Services.

(a)           In General. Throughout the Term, the Operator shall provide the System Services to Owner.

(b)           Non-Agreed System Services.  If Owner desires that the Operator provide any Non-Agreed System Services, then Owner shall submit to the Operator a written request for such services.  If the Operator is reasonably capable of providing and licensed to provide such Non-Agreed System Services, the Operator shall provide the same to Owner in accordance with the provisions of this Agreement.   Operator shall not perform Non-Agreed System Services without the written agreement of Owner to the price of the Non-Agreed System Services.

(c)           Title.  Title to all items, parts, materials and equipment supplied under or pursuant to this Agreement to Owner shall transfer to Owner upon payment by Owner to Operator for such items, parts, material and equipment.

(d)           Spares.  Throughout the Term; the Operator shall support the operation of the System by:

(i)           using its commercially reasonable efforts to maintain in stock all Spares required for the operation, maintenance and overhaul of the System, or

(ii)           procuring the supply of all Spares required for the operation, maintenance and overhaul of the System from other reputable providers reasonably acceptable to Owner.

All Spares required by the Systems will be supplied by Operator at no additional cost.

(A)           Owner may request modifications to any Spare for the System but all such modifications shall be subject to the Operator’s approval, which approval shall not be unreasonably withheld.

(B)           To the extent that Owner holds title to any Spares in the possession of the Operator at a location other than the Site, the Operator shall clearly indicate Owner’s title on the Spares themselves and any records relating to those Spares.

(C)           Upon termination of this Agreement for any reason, the Operator shall, without prejudice to any other obligation in this subsection (d), make all necessary arrangements to enable Owner to collect any Spares held by or on behalf of the Operator pursuant to this Agreement.  The provisions of this clause (D) shall survive termination of this Agreement.

Section 2.3.           Standards of Performance.

(a)           The System Services shall be performed in accordance with good professional practices applicable to the solar electric systems industry and, to the extent applicable, Industry Standards.

(b)           All periodic maintenance and inspection services shall be performed at regular intervals and all maintenance and inspection services shall be performed by qualified technical personnel in accordance with the Manuals.

Section 2.4.           Annual Reports; Meetings.

(a)           Annual Reports. Throughout the Term, Operator shall furnish to Owner, in the Operator’s then current standard format, annual maintenance/inspection reports for the System (the “Annual Reports”) for the twelve-month period ending on December 31 of each calendar year (or lesser period in respect of the period from the Completion Date until the next occurring December 31 and in respect of the year in which this Agreement expires or terminates early in accordance with its terms) on or before February 15 of the subsequent calendar year (or, in respect of the year in which this Agreement expires or terminates early in accordance with its terms, within sixty (60) days of such expiration or earlier termination).  Each Annual Report shall include the following:

(i)           Summary of operations;

(ii)          Weather and data;

(iii)         System performance;

(iv)         Reports of any environmental disturbances (e.g., chemical spills);

(v)          Safety/accident reports;

(vi)         Summary of Non-Agreed Systems Services;

(vii)        Maintenance and inspection reporting;

(viii)       Proposal of actions required; and

(ix)          A list of al Applicable Permits and any expiration dates

Section 2.5.           Warranty Claims.

(a)           To the extent that equipment warranties cover replacement and/or repair of covered equipment during the Term, it shall be Operator’s responsibility to use commercially reasonable efforts to submit, process and pursue, at Operator’s sole cost and expense, warranty coverage; provided, however, that, because it may be necessary that warranty claims are submitted in the name of Owner, Owner shall provide such full and complete cooperation as Operator may reasonably require in connection with the submission, processing and pursuit of warranty coverage.

(b)           Operator agrees to act as agent on behalf of Owner for purposes of this Section 2.5.  If, in the event the equipment manufacturer denies responsibility for warranty service and Operator is instructed by Owner to pursue action against the equipment manufacturer, whether through litigation or otherwise, Owner shall reimburse Operator for any of the costs, expenses, or repairs incurred by Operator in this context (even if and for whatever reason such recovery from the equipment manufacturer finally fails).  Such costs will be reimbursed by Owner to Operator within thirty (30) days of receipt of invoice.

(c)           Operator shall ensure that it may assign, and shall assign, to Owner the agreements with the equipment manufacturers for all equipment.

(d)           Operator agrees to provide Owner with a copy of manufacturers’ warranty agreements regarding all equipment.  Operator agrees to confirm to Owner that: the manufacturers’ warranties continue in full force and effect, should Owner so request.

Section 2.6.           Record-keeping Documentation.

(a)           Operator shall keep and maintain a separate “Maintenance Specification Log” for the System in a paper or electronic format, a copy of which will be submitted, in paper or electronic format, to Owner along with the corresponding Annual Reports, The Maintenance Specification Log shall be kept available at the Site for Owner’s inspection.

(b)           It is expressly agreed between the Parties that any documentation prepared by Operator during the Term for the purposes of this Agreement shall be directly prepared for Owner’s benefit and immediately become Owner’s property.  Any Such documentation shall be stored: by Operator on behalf of Owner until its final delivery to Owner.  Operator may retain a copy of all records related to the System for future analysis.

Section 2.7.           Remote: Monitoring.  For purposes of determining when repair services are necessary, Operator shall monitor and evaluate the information gathered through remote monitoring of the System as well as the maintenance and inspection report, provided that no such monitoring or evaluating (or lack thereof) shall relieve the Operator of any of its obligations under this Agreement.

Section 2.8.           Costs and Expenses.

(a)           Except as specifically provided to the contrary in this Agreement, during the Term, the Operator shall bear all costs and expenses of whatever nature for the performance of the System Services, including travel and personnel expenses, making repairs to the System as well as the costs of replacing materials, equipment, components, parts and supplies save to the extent that the cost of such materials, equipment, components, parts and supplies are recoverable under any manufacturer’s warranties in which case the provisions of Section 1.5 shall apply.

(b)           Operator shall document any Force Majeure Event and its consequences so that those costs may be claimed back by Owner from any insurance carried by Owner.

Section 2.9.           Insurance.  Throughout the Term, Operator shall maintain in force insurance meeting the requirements set forth in the PPA.

Section 2.10.           General Obligations of Owner.

(a)           Right to Access.  The Operator, or its authorized agents, employees or subcontractors, shall have the right to access the Site, to the extent Owner has such right to access under the Site Lease Agreement, in order to provide scheduled or unscheduled maintenance activities, maintenance of the grounds, emergency services, or to conduct other System Services, in all cases, to the extent that such activities and/or services are within the scope of this Agreement and are provided in accordance with the terms of this Agreement.  Subject to the foregoing, Owner shall maintain control over access to the Site by such persons.  Subject to the foregoing provisions and to any limitations set forth in the PPA and the Site Lease Agreement, the Operator shall: have the right to grant access to the Site to any agent or employee of Operator for performance of the System Services and additionally to Subcontractors for matters reasonably related to the System Services.  In the event that the Operator determines that additional easements, rights of way or the like are necessary for the performance of the System Services, Owner will cooperate with the Operator in obtaining the same.  Operator shall, and shall ensure that its agents, employees and Subcontractors shall, comply with all reasonable requirements of Owner when on Site and shall indemnify Owner for any losses arising out of or in connection with a failure by the Operator to comply with its obligations hereunder.

(b)           Applicable Permits; Changes in Applicable Law.

(i)           Subject to clause (ii), the Operator shall be responsible for procuring, obtaining, maintaining and complying with all Applicable Permits required to own, maintain and operate the System, and perform the System Services under this Agreement.

(ii)           Owner agrees to cooperate with and assist the Operator in obtaining the Applicable Permits.  Notwithstanding anything in this Agreement to the contrary (including but not limited to this subsection (b)), Operator shall be required to comply with Applicable Law as in effect on the date of this Agreement at no additional charge to Owner.  Following the date of this Agreement, any costs incurred by the Operator in performing its obligations hereunder resulting from changes in Applicable Permit conditions or requirements, or changes in Applicable Law, shall be borne by Owner except to the extent it does not involve an increase in the scope of System Services.

(c)           Storage.  Subject to the Site Lease Agreement, to the extent the Operator has been allowed to establish space in any inverter or transformer building on the Site and to the extent that any such use is permitted under Applicable Law and is consistent with Industry Standards, the Operator may use such space (i) for storing parts and supplies necessary for the performance of the System Services, and (ii) for a small office with a desk and computer as required for the performance of the System Services.  At the Operator’s option and upon the approval of Owner, additional storage sheds may be installed at the Site at the Operator’s expense, Operator must seek and obtain building permits and other local permits and approvals required in connection therewith and Owner shall cooperate in obtaining such permits and approvals.  Operator shall maintain any space utilized by it under this subsection (c) in accordance with this Agreement as if it were part of the System Services and shall be required (at its own cost), if requested by Owner to remove any storage sheds installed at the Site at the end of the Term.

(d)           Duty to Cooperate.  Owner shall cooperate with the Operator in taking all actions reasonably requested by the Operator to ensure that parties with whom Owner has agreements or relationships that are essential to the System Services are available and able to perform as contemplated in this Agreement.  Owner shall be directly responsible for all utility costs of the System except to the extent that such costs arise as a result of the omission, neglect or default of the Operator.

(e)           Further Obligations of Owner.  Throughout the Term, Owner shall agree to review and approve in a timely fashion all reasonably recommended repairs permitted under this Agreement in accordance with any schedule agreed in relation to such repairs.

Section 2.11.           Party Representatives.

(a)           Owner Representative.  Owner designates and the Operator agrees to accept, any authorized officer, representative or member of Hoku Solar, Inc. as Owner Representative for all matters relating to Owner’s performance under this Agreement.  The actions taken by Owner Representative regarding such performance shall be deemed the acts of Owner and shall be fully binding for Owner.  Owner may, upon written notice to the Operator pursuant to Section 4.9, change the designated Owner Representative.

(b)           Operator Representative.  Operator designates, and Owner agrees to accept, any authorized officer, representative or member of the Owner as Operator Representative for all matters relating to Operator’s performance under this Agreement.  The actions taken by Operator Representative shall be deemed the acts of Operator and shall be fully binding for Operator.  Operator may, upon written notice to Owner, pursuant to Section 4.9, change the designated Operator Representative.

Section 2.12.           Metering.

(a)           Responsibility for Operator’s meters and related performance monitoring equipment including, without limitation, those meters that relate to the inverters (but excluding all utility meters) shall be as set out in this Section 2.12.

(b)           Testing.

(i)           Operator shall arrange for the testing and calibration of all meters referred to in subsection (a) above (“Operator Meters”) on installation and thereafter on a regularly scheduled basis, but no more than once every twelve (12) months unless the applicable manufacturer’s recommendations do not recommend such frequency of testing and calibration, in which case, the Operator shall comply with the such manufacturer’s recommendations.

(ii)           No more than once in any 12-month period, Owner shall have the right to direct Operator to arrange for the testing of any Operator Meter or measuring equipment; provided, however, that (1) Owner has reasonable grounds to suspect that such Operator Meter or measuring equipment is not accurate in any respect and (2) Owner shall have notified Operator of the discrepancy or suspected discrepancy in writing along with any evidence in support of such claim.  Operator shall not hamper, impair or otherwise improperly manipulate any Operator Meters in order to affect their performance analysis.

(c)           Testing Costs.  The costs of all testing pursuant to this Section 2.12 shall be borne by the Operator except in the case of testing carried out at the instigation of Owner which shall be borne by the Operator, if such testing reveals the relevant Operator Meters to be outside the accuracy standards referred to in this Section 2.12, and by Owner if within such accuracy standards.

(d)           Meters.  Owner shall grant to the Operator read-only access to meters as allowed under the Site Lease Agreement.  Owner and the Operator shall be permitted (following reasonable notice of the testing dates) to be present during the calibration activities with respect to meters.

Section 2.13.           Service Fees.   As compensation for provision of the System Services by Operator, Owner shall pay Operator an annual fee in an amount equal to [*], inflating at [*]% annually, for each year during the Term, which fee shall be paid in equal quarterly installments on the last Business Day of each March, June, September and December in each Measurement Year (all such fees, collectively the “Service Fees”).

ARTICLE 3. TERM

Section 3.1.           Term.

(a)           Subject to the provisions of subsections (c) to (e) of this Section 3.1, the term of this Agreement (the “Term”), including, without limitation, the period during which System Services are to be provided for the System.

(i)           Shall commence on Completion Date (as defined in the Operating Agreement); and

(ii)           shall, subject to the provisions of Section 3.2(f) and any earlier termination in accordance with Section 3.2, terminate on the ten (10) year anniversary of the Completion Date (the “Initial Term”).

(b)           Termination of this Agreement shall be without prejudice to the Operator’s right to receive a proportional amount of the Service Fees that have accrued up to the date of termination.

(c)           No later than ninety (90) days prior to the end of the Initial Term, Owner may request that the term of this Agreement be extended by an additional period specified in such request

(d)           If Owner delivers a request under subsection (c), then not later than sixty (60) days prior to the end of the Initial Term, the Operator may, in its sole and absolute discretion, provide to Owner its proposals as to the fee applicable for the additional period and as to any other amendments to this Agreement that are proposed by the Operator for any extension of the Agreement.

(e)           Not more than thirty (30) days after submission by the Operator of its proposals as to the fee, and any proposed amendments to this Agreement Owner shall inform the Operator whether any such proposals are rejected or accepted and the Parties shall then;

(i)           in good faith and in a timely fashion, negotiate and use their reasonable efforts to determine whether they can agree upon the terms of any such extension (though neither Party shall be under any obligation to do so); and

(ii)           to the extent a mutually acceptable a cement is reached, execute such further documents as may be necessary to give effect thereto.

Section 3.2.           Termination on Default.

(a)           By Owner. Owner may terminate this Agreement in the event of any of the following:

(i)           the Operator becomes Insolvent; or

(ii)           any failure by the Operator to perform any of its material obligations under this Agreement, which failure is not remedied within thirty (30) days of written notice of such failure from Owner to Operator; provided that (1) if such failure can be remedied, (A) such failure cannot reasonably be remedied within such thirty (30) day period and (B) Operator commences cure of such failure within such thirty (30) day period and thereafter diligently seeks to remedy such failure, then Owner shall not be entitled to terminate this Agreement until such time as the Operator ceases all reasonable endeavors to cure such failure unless such failure continues, for a period of a ninety (90) days from the original written notice from Owner, and (2) where such failure is incapable of remedy at the end of the thirty (30) day period, the Operator has not taken all steps reasonably necessary so as to prevent any further failure by it to perform its obligations under this Agreement, or

(iii)           a Force Majeure Event occurs which prevents the Operator from providing a material part of the System Services for a continuous period of at least ninety (90) days and Owner reasonably concludes such prevention is not reasonably likely to be remedied within a further period of ninety (90) days.

(b)           By Operator.  Operator may terminate this Agreement in the event of any of the following:

(i)           Owner fails to pay to the Operator any amounts due under this Agreement (other than any amounts which are the subject of a bona fide dispute) within thirty (30) days of written notice of such failure from the Operator to Owner; or

(ii)           Material breach by Owner of any of its obligations under this Agreement which materially impairs Operator’s ability to perform its obligations under this Agreement which breach is not remedied within thirty (30) days of written notice of such failure from the Operator to Owner; provided that (1) if such failure can be remedied, (A) such failure cannot reasonably be remedied within such thirty (30) day period, and (B) Owner commences cure of such failure within such thirty (30) day period and thereafter diligently seeks to remedy such failure, then the Operator shall not be entitled to terminate this Agreement until such time as Owner ceases reasonable efforts to cure such failure unless such failure continues for a period of ninety (90) days from the original written notice from the Operator, and (2) where such failure is incapable of remedy at the end of the thirty (30) day period, Owner has not taken all steps reasonably necessary so as to prevent any further failure, by it to perform its obligations under this Agreement; or

(iii)           Owner becomes Insolvent.

Section 3.3.           Termination Generally.

(a)           Without prejudice to its other rights under this Agreement, Owner shall be entitled to terminate this Agreement on giving one hundred and eighty (180) days written notice to the Operator.

(b)           A notice of termination given pursuant to the foregoing provisions of this Section 3.2 (the “Termination Notice”) shall specify in reasonable detail the circumstances giving rise to the Termination Notice.  Except to the extent otherwise provided herein, this Agreement shall terminate on the date specified in the Termination Notice, which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided above.

(c)           Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise.

Section 3.4.           Access to Data and Meters.  Throughout the Term, and thereafter to the extent relevant to calculations necessary for periods prior to the end of the Term and subject to any confidentiality obligation owed to any third party and/of any restrictions on the disclosure of information which may be subject to intellectual property rights restricting disclosure:

(a)           Owner shall allow the Operator access to all data relating to the electricity production of the System and the weather conditions at the Site, it being understood: it is the Operator’s responsibility to determine the performance of the System, and any other calculations as required under this Agreement, and that it is Owners’ responsibility to handle all accounting and invoicing activities; and

(b)           Owner shall allow the Operator access to air data from all meters which measure conditions at the Site or for the System, or which measure the electricity production of the System.

(c)           Operator shall be entitled to use the foregoing data for its internal purposes and, with the written agreement of Owner (not to be unreasonably withheld), make such data available to third parties for analysis.

Section 3.5.           Indemnities.

(a)           Operator shall fully indemnify, save harmless and defend Owner from and against any and all costs, claims, and expenses .incurred by Owner in connection with or arising from any claim by a third party for physical damage to or physical destruction of property, or death of or bodily injury to any person, but only to the extent howsoever caused or arising out of or related to Operator’s performance under this Agreement except in the event of (i) gross negligence or willful misconduct of Owner or its agents or employees or others under Owner’s control or (ii) a breach by Owner of its obligations hereunder; provided, that the aggregate liability of the Operator in any event shall be subject to the provisions of Section 3.6.

(b)           Owner shall fully indemnify, save harmless and defend Operator from and against any and all costs, claims, and expenses incurred by Operator in connection with or arising from any claim by a third party for physical damage to or physical destruction of property, or death of or bodily injury to any person, but only to the extent howsoever caused or arising out of or related to Owner’s performance under this Agreement except in the event of (i) gross negligence or willful misconduct of Operator or its agents or employees or others under Operator’s control or (ii) a breach by Operator of its obligations hereunder; provided, that the aggregate liability of Owner in any event shall be subject to the provisions of Section 3.6.

(c)           Each Party shall indemnify, defend and hold the other Party, and its present and future direct and indirect parents, subsidiaries and affiliates and their directors, officers, shareholders, employees, agents and representatives harmless from and against any and all claims, actions suits, proceedings, losses, liabilities, penalties, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) of any kind whatsoever arising from (a) actual or alleged infringement or misappropriation by such Party (or in the case of Operator, any Subcontractor) of any patent, copyright, trade secret, trademark, service mark, trade name, or other intellectual property right in connection with the System, including without limitation, any deliverable, (b) such Party’s (or in the case of Operator, any Subcontractor’s) violation of any third-party license to use intellectual property in connection with the System Services, including, without limitation, any deliverable,

(d)           If any claim is brought against a Party (the “Indemnifying Party”), then the other Party (the “Indemnified Party”) shall be entitled to participate in, and, unless in the opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party.  If the Indemnified Party does not assume the defense of the Indemnifying Party, or if a conflict precludes the Indemnified Party from assuming the defense, then the Indemnified Party shall reimburse the Indemnifying Party on a monthly basis for the Indemnifying Party’s defense through separate counsel of the Indemnifying Party’s choice, Even if the Indemnified Party assumes the defense of the Indemnifying Party with acceptable counsel, the Indemnifying Party, at its sole option, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnified Party of any of its obligations hereunder.

Section 3.6.           Limitation of Liability.

(a)           IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE TERMS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR LOSS OR DAMAGE ARISING OUT OF SUCH PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.  IN ADDITION, WHETHER AN ACTION OR CLAIM IS BASED ON WARRANTY, CONTRACT, TORT OR OTHERWISE, UNDER NO CIRCUMSTANCE SHALL SUCH PARTY’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000), WHICH AMOUNT SHALL BE SEPARATE AND APART FROM THE PAYMENT OF THE PURCHASE PRICE.

(b)           The exclusions of liability in subsection (a) above shall not limit the liability of either Party under any section where one Party is required to indemnify the other Party.

Section 3.7.           Force Majeure Event.

(a)           Neither Party shall be considered to be in default of its obligations under this Agreement when and to the extent that performance of such obligations is prevented by any Force Majeure Event which arises after the date of this Agreement.

(b)           If either Party shall rely on the occurrence of a Force Majeure Event as a basis for being excused from the performance of its obligations under this Agreement, then the Party relying on the event or condition shall (i) provide prompt written notice, in any event within forty-eight (48) hours from the occurrence of the Force Majeure Event, to the other Party of the occurrence of the Force Majeure Event giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder; (ii) exercise all commercially reasonable efforts to continue to perform its obligations hereunder; (iii) expeditiously take any action within its reasonable control to correct or cure the Force Majeure Event excusing performance; (iv) exercise all commercially reasonable efforts to mitigate or limit damages to the other Party to the extent such action will not adversely affect its own interests; and (v) provide periodic notices tithe other Party with respect to its actions and plans for actions in accordance with (ii), (in) and (iv) above and promptly notify to the other Party of the cessation of the event or condition giving rise to it being excused from performance.

(c)           In the event that the Operator is prevented from providing all or part of the System Services as a result of a Force Majeure Event for a continuous period of thirty (30) days and it is reasonably expected that the Operator will not be able to resume full performance of the System Services within an additional thirty (30) days, Owner shall be entitled to require the Operator to reduce the scope of the System Services commencing as from the date notified by Owner until such time as the Operator can demonstrate to the reasonable satisfaction of Owner that the Operator is able to resume full performance of the System Services.

ARTICLE 4. MISCELLANEOUS

Section 4.1.           Governing Law.  This.  Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of law provisions.

Section 4.2.           Amendments.  No amendment to this Agreement shall be binding on the Parties unless set out in writing, expressed to vary this Agreement, and signed by authorized representatives of each of the Parties.

Section 4.3.           No Waiver.  No provision of this Agreement shall be considered waived by either Party except when such waiver is made in writing executed by the Party so waiving.  The failure of either Party to insist, on one or more occasions, upon strict performance of any of the provisions of this Agreement or to take advantage of its rights hereunder or the delay or failure in exercising totally or partially any right or remedy under this Agreement, shall not be construed as a waiver of any such provisions or the relinquishment of any such rights or any other rights for the future, but the same shall continue and remain in full force and effect.

Section 4.4.           Successors and Assigns.

(a)           Except as set forth in subsection (b) of this Section 4.4, no Party shall be entitled to assign this Agreement or any of its rights or obligations under this Agreement, not; shall it enter into any transaction as a result of which it may transfer, assign, charge or dispose by any title of any of those rights and obligations, without the prior written consent of the other Party, which may be withheld in its acme and absolute discretion.

(b)           Notwithstanding the foregoing, (i) Owner shall be entitled to assign its right, title and interest in and to this Agreement (and, in particular, any rights arising in relation to any insurance policy and any other right to collect any amount from Operator) to any lenders by way of security for the performance of obligations to such lenders without the consent of the Operator; and (ii) either Party shall be entitled to assign its right, obligation, title and interest in and to this Agreement to any of its affiliates or in connection with a merger or acquisition of the Party so long as such Party’s assignee shall agree to be bound by the terms and conditions hereof

Section 4.5.           Nondisclosure.  Each Party (the “Receiving Party”) shall not use for any purpose other than performing the System Services under this Agreement or divulge, disclose, produce, publish, or permit access to, without the prior written consent of the other Party (the “Disclosing Party”), any confidential information of the Disclosing Party.  Confidential information includes, without limitations, this Agreement and exhibits hereto, all information or materials prepared in connection with the System Services performed under this or any related subsequent Agreement, designs, drawings, specifications, techniques, models, data documentation, source code, object code, diagrams, flow charts, research, development, processes, procedures know-how, manufacturing, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, customer, supplier or personnel names and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets.  Confidential information does not include (a) information known to the Receiving Party prior to obtaining the same Disclosing Party; (b) information in the public domain at the time of disclosure by the Receiving Party; or (c) information obtained by the Receiving Party from a third party who did not receive same, directly or indirectly, from the Disclosing Party.  the Receiving Party shall use the higher of the standard of care that the Receiving Party uses to preserve its own confidential information or a reasonable standard of care to prevent unauthorized use or disclosure of such confidential information.  Notwithstanding anything herein to the contrary, the Receiving Party has the right to disclose Confidential Information without the prior written consent of the Disclosing Party: (i) as requested or required by any court or other Governmental Authority or by any stock exchange the shares of any Party are listed on, (ii) as otherwise required by law, (iii) as advisable required in connection with any government or regulatory filings, including without limitation, filings with any regulating authorities covering the relevant financial markets, (iv) to its attorneys, accountants, financial advisors or other agents, in each case bound by confidentiality obligations, (v) to banks, investors and other financing sources and their advisors, in each case bound by confidentiality obligations, (vi) in connection with an actual prospective merger or acquisition or similar transaction where the party receiving the Confidential Information is bound by confidentiality obligations, or (vii) to the extent necessary or appropriate to allow a Party to enforce its rights under this Agreement.  If a Receiving Party believes that it will be compelled by a court or other Governmental Authority to disclose Confidential Information of the Disclosing Party, it shall give the Disclosing Party prompt written notice so that the Disclosing Party may determine whether to take steps to oppose such disclosure at Disclosing Party’s discretion and sole cost.

Section 4.6.           Representations and Warranties.

(a)           Representations and Warranties of Owner.

Owner is a limited liability company duly organized and existing in good standing under the laws of the State of California and is qualified to do business in the State of Hawaii.

Owner possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

Owner’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Owner’s legal, valid and binding obligation, enforceable against Owner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights.

Except as otherwise contemplated herein, no material consent or approvals are required in connection with the execution, delivery and performance by Owner of this Agreement.

The execution, delivery and performance by Owner of this Agreement will not (A) violate any Applicable Law applicable to Owner, (B) result in any breach of, or constitute any default under, and contractual obligation of Owner or (C) result in, or require, the imposition of a Lien on any of the properties or revenues of Owner.

(b)           Representations and Warranties of Operator.

(i)           Operator is a corporation duly organized and existing in good standing under the laws of the State of Delaware and is qualified to do business in the State of Hawaii.

(ii)           Operator possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein

(iii)           Operator’s execution, delivery and performance of this Agreement have been duly authorized and this Agreement has been duly executed and delivered and constitutes Operator’s legal, valid and binding obligation, enforceable against Operator in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other legal principles pertaining to creditor’s rights.

(iv)           Except as otherwise contemplated herein, n material consent or approvals are required in connection with the execution, delivery and performance, by Operator of this Agreement.

(v)           The execution, delivery and performance, by Operator of this Agreement will not (A) violate any Applicable Law applicable to Operator, (B) result: in any breach of or constitute any default under, and contractual obligation of Operator or (C) result ire or require, the imposition of a Lien on any of the properties or revenues of Operator.

Section 4.7.           Additional Documents and Acts; Financial Statements of Operator.  Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.  Operator shall provide to Owner during the Term its latest audited annual financial statements as soon as those are available (which shall be deemed to be upon public disclosure thereof to the extent Operator is the wholly owned subsidiary of a publicly traded company, and has financial statements consolidated with those of its parent corporation).

Section 4.8.           Independent Contractors.  The Parties acknowledge that, save as expressly set out in this Agreement to the contrary, each Party is entering into this Agreement as an independent contractor and nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint ventures or anything other than independent contractors.

Section 4.9.           Notices.  Any notice, request, demand or other communication required or permitted under this Agreement, shall be deemed to be properly given by the sender and received by the addressee if made in writing and (a) if personally delivered; (b) three (3) days after deposit in the mail if mailed by certified or registered air mail, post prepaid, with a return receipt requested; or (c) if sent by facsimile with confirmation.  Mailed notices and facsimile notices shall be addressed as follows to:

Owner:	Hoku Solar, Inc.
1288 Ala Moana Blvd.
Suite 220
Honolulu, HI 96814
Attention: Dustin Shindo
Telephone: (808) 682-7800
Facsimile: (808) 440-0357

With copies to:

UFA Renewable Energy Fund I
c/o United Fund Advisors, LLC
24 NW 1st Avenue, Suite 470
Portland, OR 97209
Attention: ITC Asset Manager
Telephone: (503) 226-1370
Facsimile: (503) 796-5865
and

Firstar Development LLC
1307 Washington Avenue, Suite 300
Saint Louis, MO 63103
Attention: Director of Asset Management—Solar
Telephone: (314) 335-2600
Facsimile: (314) 335-2602

Operator:	Hoku Solar Power I, LLC
1288 Ala Moana Blvd.
Suite 220
Honolulu, HI 96814
Attention: Dustin Shindo
Telephone: (808) 682-7800
Facsimile: (808) 440-0357

Section 4.10.           Dispute Resolution.

(a)           Good Faith Negotiations.  In the event that any question, dispute, difference or claim arises out of or is in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a “Dispute”), which either Party has notified to the other, senior management personnel from both the Operator and Owner shah meet and diligently attempt in good faith to resolve the Dispute for a period of thirty (30) days following one Party’s written request to the other Party for, such a meeting.  If, however, either Party refuses or fails to so meet, or the Dispute is not resolved by negotiation, the provisions of subsections (b) and (c) of this Section 4.10 shall apply.

(b)           Technical Dispute.  All Disputes of a purely technical nature (“Technical Disputes”) shall be resolved on an accelerated basis by one of the following institutions unless otherwise agreed in writing by the Operator and Owner;

Sandia National Laboratories;

National Renewable Energy Laboratory; and

Arizona State University Photovoltaic Test Lab.

(c)           Arbitration.  Any Dispute that is not settled to the mutual satisfaction of the Parties within the applicable notice or cure periods provided in this Agreement or settled pursuant to subsection (b) of this Section 4.10 shall be settled by arbitration between the Parties conducted in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that a Party gives notice of its demand for arbitration under this Section.  The submitting Party Shall submit such Dispute to arbitration by providing a written demand for arbitration to the other Party and the Parties shall select a single neutral arbitrator with significant contract resolution experience and experience and understanding of the contemporary solar photovoltaic power industry and photovoltaic systems.  If the Parties cannot agree on a single neutral arbitrator within fifteen (15) Business Days after the written demand for arbitration is provided, then the arbitrator shall be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect on the date such selection is to be made.  Once at arbitrator has been selected, the Parties may then commence with and engage in discovery in connection with the arbitration as provided by Delaware statutes and shall be entitled to submit expert testimony or written documentation in such arbitration proceeding.  The decision of the arbitrator shall be final and binding upon Owner and Operator and shall be set forth in a reasoned opinion, and any award may be enforced by Owner or Operator, as applicable, in a court of competent jurisdiction.  Any award of the arbitrator shall include interest from the date of any damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at the rate of the lesser of one percent (1%) per month and the maximum rate allowed by Applicable Law.  Each of Owner and Operator shall bear its own cost of preparing and presenting its case; provided, however, the Parties agree that the prevailing party in such arbitration shall be awarded its reasonable attorney’s fees, expert fees, expenses and costs incurred in connection with the Dispute.  The cost of the arbitration, however, including the fees and expenses of the arbitrator, shall initially be shared equally by Owner and Operator, subject to reimbursement of such arbitration costs and attorney’s fees and costs to the prevailing party.  The arbitrator shall be instructed to establish procedures such that a decision can be rendered within sixty (60) days of the appointment of the arbitrator.

Section 4.11.           Time of Essence. Time expressly agreed to be of the essence of this Agreement and each, every and all of the terms, conditions and provisions herein.

Section 4.12.           Construction.  The billowing rules of construction and interpretation shall govern the construction and interpretation of this Agreement:

(a)           Days.  Any reference to days in this Agreement shall mean calendar days unless otherwise specified.

(b)           Number and Gender.  Whenever, in this Agreement, the singular number is used, the same shall include the plural and the neuter, masculine and feminine genders shall include each other, as the context may require.  All numbering in this Agreement shall use English numbering conventions.

(c)           Interpretation and Joint Drafting.  The Patties expressly agree that this Agreement was jointly drafted and that each had the opportunity to negotiate its ter es and to obtain the assistance of counsel in reviewing its terms prior to execution.  The language in all parts of` this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against any of the Parties.  In the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or counsel for any particular Party.

(d)           Completed Agreement.

(i)           This Agreement, including all Exhibits and Schedules attached hereto and incorporated herein by this reference, and any agreements executed by the Parties on the date of this Agreement contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements between the Parties relating to these transactions.

(ii)           Each party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those repeated in this Agreement and any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other party at any time before the signature of this Agreement.  Each party waives all rights and remedies which, but for this clause (ii), might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

(e)           Article and Section References.  All cross-references in this Agreement to articles, sections and subsections, unless specifically directed to another agreement or document, refer to articles, sections and subsections of this Agreement,

(f)           Cautions.  The titles of the various exhibits, schedules or attachments to this Agreement and of the various articles, sections or subsections of this Agreement;

(i)           are inserted for convenience, identification and ease of reference purposes only,

(ii)           do not form part of this Agreement, and

(iii)           are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions of this Agreement and shall not in any way affect the interpretation, application or construction of this Agreement or any of the provisions of this Agreement.

(g)           Severability.  The provisions contained in each section, subsection and clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid.  If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

(h)           Multiple Counterparts.  This Agreement and any amendments of this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

HOKU SOLAR POWER I, LLC		HOKU SOLAR, INC.

By:	Hoku Solar, Inc. its managing member	By:	/s/ Scott Paul
		Name:	Scott Paul
By:	/s/ Scott Paul	Title:	Chief Operating Officer
Name:	Scott Paul
Title:	Chief Operating Officer

Hoku Solar
Signature Page to Purchase and Sale and Operation and Maintenance Agreement

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written solely for the limited purpose set forth below.

INVESTOR MEMBER (solely to evidence its consent to the execution of this Agreement by the Owner):

UFA RENEWABLE ENERGY FUND I, LLC, a Delaware limited liability company

By:	United Fund Advisors LLC, its Managing Member

By:	/s/ Chris Hasle
Name:	Chris Hasle
Title:	Senior Vice President

Hoku Solar
Signature Page to Purchase and Sale and Operation and Maintenance Agreement

EXHIBIT A
to

OPERATION AND MAINTENANCE AGREEMENT

DEFINED TERMS

As used in the Agreement to which this Exhibit A is attached, the following terms shall have the meanings set forth below:

Agreement means this Operation and Maintenance Agreement as it may be amended and/or restated from time to time.

Annual Reports has the meaning given in Section 2.4(a).

Applicable Law shall mean, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, injunction, registration, license, permit, authorization, guideline, governmental approval, consent or requirement of such Governmental Authority, as construed from time to time by any Governmental Authority.

Applicable Permits shall mean all permits, waivers, authorizations or licenses issued or required to be issued by any Governmental Authority having jurisdiction over the System and its ownership, operation and maintenance.

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Delaware for normal business.

Completion Date means the date on which construction of the System is sufficiently complete as such term is defined in the Operating Agreement.

Development Agreement shall mean the Development Services Agreement between Owner and Operator dated as of even date herewith.

Disclosing Party has the meaning given in Section 4.5.

Dispute has the meaning given in Section 4.10(a).

Force Majeure Event shall mean, when used in connection such the performance of a Party’s obligations under this Agreement, any act or event (to the extent not caused by such Party or its agents or employees) which is unforeseeable, or being foreseeable, unavoidable and outside the control of the Party which invokes it, and which renders said Party unable to comply totally or partially with its obligations under this Agreement.  In particular, any of the following shall be considered a Force Majeure Event:

(a)           nets (whether or not war is declared), hostilities, revolution, rebellion, insurrection against any Governmental Authority, riot, terrorism, acts of a public exit my or other civil disturbance; and

(b)           acts of God, including but not limited to, storms, floods, lightning, earthquakes, hailstorms, ice storms, tornados, typhoons, hurricanes, landslides, volcanic eruptions, fires, winds in excess of ninety (90) miles per hour, and objects striking the earth front space (such as meteorites), sabotage or destruction by a third party (other than any contractor retained by or on behalf of the Party) of facilities and equipment relating to the performance by the affected Party of its obligations under this Agreement.

Governmental Authority Shall mean any national, autonomic, regional, province, town, city, or municipal government, whether domes tic or foreign, or other administrative, regulatory or judicial body of any of the foregoing.

Indemnified Party has the meaning given in Section 3.5(d).

Indemnifying Party has the meaning given in Section 3.5(d).

Industry Standards shall mean those standards of care and diligence normally practiced by solar engineering, construction and installation firms in performing services of a similar nature in jurisdictions in which the System Services will be performed and in accordance with good engineering design practices, Applicable Permits, and other standards established for such System Services.  Industry Standards are not intended to be limited to optimum practice or methods to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods that must take the conditions specific to any given facility into consideration.

Initial Term has the meaning given in Section 3.1(a)(ii).

Insolvent means (i) a Party shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable Federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties (the term “acquiesce”, as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within fifteen (15) days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against a Party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and such party shall acquiesce and such decree shall remain unvacated and stayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereat or a trnstee, receiver, conservator or liquidator of such party shall be appointed with the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days, whether or not consecutive; (iii) a Party shall admit in writing its inability to pay its debts as they mature; (iv) a Party shall give notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a Party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

Intellectual Property means all intellectual property or other proprietary rights of every kind, including without limitation all patents, registered designs, unregistered design rights, works subject to the laws of copyright, trade secrets, processes, trademarks and service marks whether registered or not, goodwill and know-how and any associated or similar rights (including, in all cases, applications and right to apply therefor and documentation thereof).

Lieu means any mortgage, attachment, claim, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust agreement for the purpose of providing Lien of any kind (including any retention arrangement) or any other encumbrances having similar effect, or any agreement to create any of the foregoing,

Maintenance Specification Log has the meaning given to it Section 2.6(a) of this Agreement.

Manuals means the operation and maintenance procedures manuals prepared from time to time by the Operator (acting reasonably) and approved by Owner in respect of the System.

Measurement Year means:

(a)           in the case of the first Measurement Year the period from the Completion Date (as such term is defined in the Operating Agreement) until (and including) the next occurring 31st December;

(b)           in the case of each successive Measurement Year, the 12 calendar month period from and including 1st January blanch year until (and including) the next occurring 31st December;

(c)           in respect of the last Measurement Year the period from and including 1st January in the calendar year in which this Agreement expires or terminates in accordance with its terms until the date that this Agreement expires or terminates in accordance with its terms; and

(d)           in respect of any Measurement Year winch experiences a Force Majeure Event, the periods otherwise applicable under clauses (a) through (c) above shall be proportionately reduced to account for the duration of such Force Majeure Event,

Non-Agreed System Services means any service other than the System Services.

Operator has the meaning given in the preamble to this Agreement.

Operator Meters has the meaning given in Section 2.12(b)(i).

Operator Representative shall mean the representative of Operator appointed pursuant to Section 2.11(b).

Parties means each of Operator and Owner.

Party means either Operator or Owner.

Operating Agreement means the Operating Agreement of even date herewith between Owner and Operator for the design, construction and installation of the System and governing the obligations of Operator as a managing member of the Owner.

PPA means the those certain Power Purchase Agreements between Operator and Hawaii Department of Transportation Division dated as of September 30, 2008 for the sale of all power generated from the System, and assigned to the Owner pursuant to the Operating Agreement.

Project Documents means (a) Photovoltaic System Supply: and Installation Agreement, (b) the PPA, and (c) the Site Lease Agreement.

Receiving Party has the meaning given in Section 4.5.

Site means those certain parcels of real properly and buildings in the State of Hawaii, as further described on Exhibit D hereto.

Site Lease Agreement mans those certain Use and Occupancy Agreements between Operator and the State of Hawaii dated as of September 30, 2008 for the lease of certain rooftop space of each building at the Site, and assigned to the Owner pursuant to the Operating Agreement.

Owner has the meaning given in the preamble of this Agreement.

Owner Representative shall mean the representative of Operator appointed pursuant to Section 2.11(a).

Service Fees has the meaning given in Section 2.13.

Spares means the types of spares set forth in Exhibit C hereto.

Subcontract means a subcontract under which the Operator subcontracts any of its obligations under this Agreement.

Subcontractor means any person to whom the Operator subcontracts any of its obligations under this Agreement, including the suppliers and any person to whom such obligations are further subcontracted of any tier.

System means the photovoltaic systems to be installed, operated and maintained at the Site.

System Services means collectively, the services set forth in Exhibit B and Section 12(d).

Technical Dispute has the meaning given in Section 4.10.

Term has the meaning given in Section 3.1(a) as the same maybe extended pursuant to Section 3.1(e).

Termination Date means the date at which this Agreement ends.

Termination Notice has the meaning given in: Section 3.3(b).

Exhibit B

To

OPERATION AND MAINTENANCE AGREEMENT

SERVICES

1.	Preventive Maintenance Site Visits: At a minimum, these site visits will be quarterly in the first year of operations following the Completion Date and annually thereafter,

•	System testing (string voltage/amperage)
•	system visual inspection
•
routine system maintenance to include correction of loose electrical connections, ground connections, replacement of defective modules found during testing, other minor maintenance repair work and field service repair.  Landscaping works not included

•	Routine DAS maintenance to include sensor calibration and data integrity check
•	Routine sensor calibration

2.	Troubleshooting and repairs

•	Dispatch of PI, resources (48 hour response) for repairs
•	Major system repairs

3.	Customer Service Support

•	Technical support line (8 a.m.- 5 p.m, local M-F)

4.	Major components

•	Customer advocacy with vendors (PV modules and Inverters)

5.	Reporting

•	Annual Performance report
•	O&M Manual updates

6.	Other System Services

•	Facility staff training one time
•	Performance characterization (I-V curve trace) , as determined by Operator
•	O&M Manuals – additional copies, as needed
•	Management of long term service and warranty agreements, ongoing

EXHIBIT C

TO

OPERATION AND MAINTENANCE AGREEMENT

SPARES

[To be Inserted]

EXHIBIT D

TO

OPERATION AND MAINTENANCE AGREEMENT

DESCRIPTION OF THE SITE

The seven buildings at locations set forth below.

Lihue Airport Passenger Terminal (Building 1)
Address: 3901 Mokulele Loop # 6, Lihue, Hawaii 96766
TMK: 350011350000

Kauai Highways Baseyard (Building 2)
Address: 1680 Haleukana St., Lihue, Hawaii 96766
TMK: 330120170000

Kauai Harbors Baseyard (Building 3)
Address: 3242 Waapa Road, Lihue, Hawaii 96766
TMK: 320040480000

Hilo Airport Passenger Terminal (Building 4)
Address: 2400 Kekuanaoa St., Hilo, Hawaii 96720
TMK: 210120910000

Kona Airport Cargo-ASAP Building (Building 5)
Address: 73-200 Kupipi Street, Kona, Hawaii 96745
TMK: 730430030000

Kahului Airport Cargo-ASAP (Building 6)
Address:1 Kahului Airport Road, Kahului, Hawaii 96732
TMK: 380010190000

Kahului Airport T-Hangar (Building 7)
Address:1 Kahului Airport Road, Kahului, Hawaii 96732
TMK: 380010190000